EXHIBIT 99.1

Success Entertainment Group International, Inc.

[The Board of Directors announces appointment of Mr. Tony Chang as Chief Operating Officer]

Taiwan, January 22, 2018 (GLOBE NEWSWIRE) - Success Entertainment Group International Inc. (OTCQB: SEGN) announces, through a Board resolution, that the Company has appointed Mr. Tony Chang on January 15, 2018, as its Chief Operating Officer. Mr. Steve Chen indicates: “Because of the in-depth knowledge and experience that Tony has accumulated by working in Shanghai, Shenzhen, and Taiwan over the past 20 some years in operations and marketing, we brought him in as a part of the management team for SEGN and its subsidiaries, and he will promote the company businesses to the greatest possible operating success.”

Mr. Chang graduated from Taipei University where he received his bachelor’s degree in Management in 2001. He was the Vice President of Hong Kong South Sea Holding Company for a year and half beginning in November 2008. Following that, he was the Vice President for Guangdong Precious Metal Trading Center, also for a year and half. He has been working alongside SEGN’s affiliated companies since July 2013.

About Success Entertainment Group International Inc.:

Success Entertainment Group International Inc. (OTCQB: SEGN), is an e-commerce based organization focusing on membership database platform buildup. Our company has been awarded operational IP rights by one of Asia’s prominent inspirational speakers, Steve Chen, through his fans global database. Over the years, Mr. Chen’s Company has accumulated enormous membership data streamlining through to e-commerce and video platforms in Asia, creating substantial revenue. Our strategy for the company is to acquire or partner with platforms alike, and apply the aforementioned fans databases, which spreads to the more than 100-million-person consumer population in Asia. Such revenue streams may contribute viable and steady growth to the Company.

IR Contact:

Success Entertainment Group International Inc.

www.segnusa.com

Email Contact: info@segnusa.com

Telephone: +1(260) 490-9990